GPS FUNDS I
AMENDMENT TO THE
AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of June 22, 2017, to the Amended and Restated Fund Accounting Servicing Agreement, dated as of March 16, 2006, as amended (the “Agreement”), is entered into by and between GPS FUNDS I, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS I		U.S. BANCORP FUND SERVICES, LLC
By:		By:
Name:	Patrick Young	Name:	Michael L. Ceccato
Title:	Treasurer	Title:	Senior Vice President

Amended Exhibit B
to the Amended and Restated Fund Accounting Servicing Agreement – GPS Funds I

GPS Funds I & GPS Funds II – Fund Accounting Services Fee Schedule effective July 1, 2017

Annual fund accounting fee based upon average net assets for the combined trusts:
 [   ]basis points on the first [   ]
 [   ]basis points on the next [   ]
 [   ]basis points on [   ]
Minimum annual fee*: [   ] for the aggregate of the funds (16 funds).The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

Multiple Class Fee* - [   ] annually for each class beyond the first class (waived during the first [   ] months of operations and tiered as listed below for months [   ] through [   ]).

*The minimum annual fee of [   ] is waived for each new fund during the first [   ] months of operations.  After the first [   ] months, the following tiered minimum annual fee schedule applies during months [   ] through [   ] of operations:

[   ]of the minimum annual fee in months [   ], [   ] & [   ]
[   ]of the minimum annual fee in months [   ], [   ] & [   ]
[   ]of the minimum annual fee in months [   ], [   ] & [   ]
[   ]% of the minimum annual fee in month [   ] and [   ]

Additional fee of [   ] for a Controlled Foreign Corporation (CFC)

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Services:  [   ] per trust per year.

Conversion estimate - [   ]

Data Services
Pricing services
[   ]Domestic Equities/Foreign Equities/ETFs
[   ]Options/ADRs
[   ]Domestic Corporates/Domestic Convertibles/Domestic Governments/Domestic Agencies/Municipal Bond/Futures/Forwards/Currency Rates/Mortgaged Backed
[   ]CMOs/Money Market Instruments/Foreign Corporates/Foreign Convertibles/Foreign Governments/Foreign Agencies/Asset Backed /High Yield
[   ]- Bank Loans
[   ]- Credit Default Swaps/Swaptions
[   ]- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
[   ]/Fund per Month - Mutual Fund Pricing
[   ]/Month Manual Security Pricing (>[    ]/day)
[   ]– Intraday money market funds pricing, up to [   ] times per day

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees

Corporate Action
[   ]/Foreign Equity Security per Month
[   ]/Domestic Equity Security per Month

Factor Services (security paydown)
[   ]/CMO/Month
[   ]/Mortgage Backed/Month
[   ]/Month Minimum/Fund Group

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.